Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

September 1, 2023

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the reference to her as an individual about to become a director of Ziff Davis, Inc. (the “Company”), in the form and context in which it appears in the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on August 9, 2023, which is incorporated by reference into the Registration Statement on Form S-3 of the Company (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Jana Barsten
Jana Barsten